UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2003

TOWER AUTOMOTIVE, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-12733 (Commission File Number)	41-1746238 (I.R.S. Employer Identification No.)

5211 Cascade Road SE — Suite 300, Grand Rapids, Michigan 49546
(Address of Principal Executive Offices)     (Zip Code)

(616) 802-1600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure

     On March 24, 2003, the Registrant issued a press release announcing leadership changes. A copy of this press release follows below:

DATE: March 24, 2003

FROM:	FOR:
Padilla Speer Beardsley Inc.	Tower Automotive, Inc.
1101 West River Parkway	5211 Cascade Road S.E., Suite 300
Minneapolis, Minnesota 55415	Grand Rapids, Michigan 49546

Tony Carideo (612) 455-1700	Dug Campbell (616) 802-1600
David Tuit (616) 802-1591

FOR IMMEDIATE RELEASE

TOWER AUTOMOTIVE ANNOUNCES LEADERSHIP CHANGES

     GRAND RAPIDS, Mich., March 24, 2003 — Tower Automotive, Inc. (NYSE: TWR), today announced that Tony Barone, most recently responsible for business planning and development, is leaving the company. Barone, 53, was Tower Automotive’s Chief Financial Officer from 1995 until late last year.

     “Tony has been a key architect and leader whose creativity and passion has helped shape our reputation and influence what Tower Automotive is today,” said Dug Campbell, president and CEO of Tower Automotive. “But as our company has grown and matured, we have gained the resiliency to withstand change and become stronger for it.”

     The company said that Barone’s current duties would be split among other officers of the company.

     “I want to express my profound appreciation to Tony for his many unique contributions, and wish him well as he moves into another new beginning,” Campbell said, adding that over the next few months Barone will help the company in concluding several projects within the organization.

About Tower Automotive Inc.

     Tower Automotive, Inc., is a global designer and producer of vehicle structural components and assemblies used by every major automotive original equipment manufacturer, including Ford, DaimlerChrysler, GM, Honda, Toyota, Nissan, Fiat, Hyundai/Kia, BMW and Volkswagen Group. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. The company is based in Grand Rapids, Mich. Additional company information is available at www.towerautomotive.com.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

TOWER AUTOMOTIVE, INC.

Date: March 24, 2003	By:	/s/ Ernest T. Thomas
	Name:	Ernest T. Thomas
	Title:	Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)